EXHIBIT 10.54
LICENSE AGREEMENT

Agreement effective this first day of April, 2000 by and between InnoVet, Inc. a Florida Corporation, having a place of business at 1401 Dolive Drive, Orlando, Florida 32803 (INNOVET), and SSG Incorporated, a Mississippi corporation having a place of business at P O Box 1935, Starkville, MS 39759
 (SSG) collectively referred to herein after as the "Parties".

1.  REPRESENTATIONS

1.1 INNOVET is the owner of certain technology relating to a biological product identified by the tradename IVET 629.

1.2 INNOVET is the owner of US Patent 5,219,578 entitled Composition and Method for Immunostimulation in Mammals and which relates to the biological product identified by the tradename IVET 629.

1.3 SSG desires to develop the product, have the required approvals obtained and market the IVET 629 product.

1.4 SSG understands that the IVET 629 product cannot be sold until certain Federal regulatory approvals are received, which approvals require significant expenditures for development and testing of the product.

1.5. SSG desires to obtain exclusive rights to the IVET 629 product to further develop the product, have the required approvals obtained and market the product.


2.  DEFINITIONS

2.1 "Product" means the biological product described and claimed in US Patent 5,219,578.

2.2  "Patents" means US Patent 5,219,578, together with any patents
 1) issuing on or as a result of any continuation, continuation-in-part, or division thereof or 2) issuing as a result of any other patent application which may be substituted therefor or 3) which are reissues and/or extensions of any such patent. It also includes any patents owned by INNOVET which may in the future issue anywhere in the world to the extent that such patents contain claims equivalent to those contained in such patent.

2.3 "Technical Information" means all information licensable by INNOVET as of the effective date of this Agreement including that contained in pending applications for patent and which relates to the development, registration, production or use of Product.

2.4  "Confidential Information" means Technical Information relating to
 Product disclosed by INNOVET to SSG pursuant to the original license agreement dated August 5, 1995; provided, however, that there is excluded any part of such information which
	a)  was known to SSG prior to disclosure thereof by or for INNOVET; or
	b)  is or becomes generally publicly available through no fault of SSG; or
	c) is furnished to SSG by a third party not under a secrecy obligation to INNOVET with respect thereto.

2.5 "Net Sales Value" means, with regard to Product sold or otherwise disposed of, the greater of a) the actual sum of money due or b) the sum of money which would be due in an arm's length transaction with a non-affiliated third party calculated in accordance with SSG's normal pricing policy for Product sold at time of invoicing, less the following:
(i)  Transportation charges or allowances, if any, paid, or allowed;
(ii) Trade discounts and quality discounts allowed, if any;
(iii)Cash discounts allowed, if any;
(iv) Any taxes or duties imposed on sales of Product and payable directly by SSG;
(v) Allowance of credits to customers on account of rejection or return of Product or retroactive price reduction.

Product shall be considered sold when billed out, or if not billed out, when delivered to a purchaser or to a carrier for delivery to a purchaser.

3.  GRANT

3.1. INNOVET grants to SSG a world-wide exclusive license, with right to sublicense, under patents, to make use and sell Product.

3.2 INNOVET grants to SSG a world-wide exclusive license, with right to sublicense, to utilize Technical Information, to make, use and sell Product.

3.3 To facilitate INNOVET's due diligence obligations to its shareholders as a public company, SSG will notify INNOVET of the identity of any proposed sublicensee, furnish INNOVET with a copy of the proposed sublicense agreement and give InnoVet the right to make comments and recommendations before entering into any such agreement.

4.  FEES: PAYMENTS

4.1 SSG shall pay to INNOVET a royalty of six (6) percent of the Net Sales Value of Product sold by SSG or any sublicensee of SSG.

4.2 SSG shall make payments accruing pursuant to paragraph 4.1 quarter-annually during the term of this Agreement within thirty (30) days after each December 31, March 31, June 30 and September 30 and within thirty
 (30) days after termination of this Agreement.

4.3 SSG shall pay to INNOVET an amount equal to twenty-five [25] percent of any amounts received from a third party in consideration of SSG's grant to such third party of rights to make use or sell Product.

4.4 INNOVET acknowledges receipt of payment of an initial fee of sixteen thousand one hundred three dollars [$16,103].

5.  ANNUAL MINIMUM PAYMENTS; OPTION; CONVERSION

5.1 Commencing with the payment under paragraph 4.2 due within thirty (30) days after December 31, 2000 SSG shall determine whether the royalties earned during the previous calendar year equal or exceed ten thousand dollars $10,000.

5.2 If the royalties earned pursuant to paragraph 4.1 do not equal or exceed $10,000 for the 2001 calendar year or any calendar year thereafter during the term of this Agreement, SSG shall have the option of including with the payment due within thirty (30) days after each December 31st, an amount equal to the difference between the amounts earned under paragraph 4.1 and ten thousand dollars ($10,000).

5.3 If, commencing with the 2000 calendar year, 1] the royalties earned during the calendar year do not equal or exceed ten thousand dollars $10,000, and 2] SSG does not exercise its option under paragraph 5.2, then INNOVET shall have the option of
a]  converting the exclusive licenses granted pursuant to this Agreement to non-exclusive licenses or
b]  terminating this Agreement.

5.4 Due to unforeseen costs in developing and marketing Product, INNOVET will waive the right to exercise its option under paragraph 5.3 for the 2000 calendar year.

6.  REPORTS AND RECORDS

6.1 SSG shall for the term of this Agreement submit a report to INNOVET within thirty (30) days after each December 31, March 31, June 30 and September 30 setting forth the royalty and fees then due and the basis for the calculation of such royalty and fees. Each such report shall include at least the following information for each shipment of Product: 1] the identity of the Purchaser; 2] the identity of the Product shipped; 3] the date of shipment; 4] the lot number of Product shipped; 5] the quantity of Product shipped; and 6] the price of Product. SSG shall submit a report even though no royalties or fees are due.

6.2 SSG shall within thirty (30) days after termination of this Agreement submit a report to INNOVET setting forth the royalty and fees then due and the basis for the calculation of such royalty and fees. Each such report shall include at least the following information for each shipment of
 Product: 1] the identity of the Purchaser; 2] the identity of the Product shipped; 3] the date of shipment; 4] the lot number of Product shipped; 5] the quantity of Product shipped; and 6] the price of Product. SSG shall submit a report enen though no royalties or fees are due.

6.3 SSG shall keep separate, complete, accurate and current records and books of account of its sale of Product and of any other information required for the computation and verification of the amounts payable to INNOVET and shall allow inspection of such records by authorized representatives of INNOVET during reasonable hours and upon reasonable prior notice during the term of this Agreement and ninety (90) days thereafter. Copies of such records shall be furnished to INNOVET at its business address on ten [10] days written notice to SSG. INNOVET shall pay all copying and mailing costs.

6.4 SSG acknowledges that INNOVET is a public company and must file reports with the Securities and Exchange Commission. Accordingly, records maintained by SSG pursuant to this Agreement shall be sufficiently detailed to satisfy INNOVET's auditors in connection with the preparation of INNOVET's financial statements.

7. CONFIDENTIALITY; NON-USE

7.1 SSG agrees that, during the full term period of this Agreement, SSG will keep secret all Confidential Information, and will not use the same for its own benefit or for the benefit of another except as licensed herein.

7.2 Nothing in this Agreement shall oblige INNOVET to disclose any information received without the right of further disclosure from a third party.

8.  PATENT AND LEGAL COSTS

SSG shall be responsible for maintaining Patents in force and shall pay all prosecution and maintenance costs for Patents.

9.  PERSONNEL

9.1 The parties acknowledge the necessity of excluding Daniel R. Ansley from participating in the development of Product by or for SSG, AJW, LLC ("AJW") or GCT Consulting, Inc. ("GCT") and therefore agree that Mr. Ansley will not participate in the development or marketing of Product by or for SSG, AJW or GCT.

9.2 The parties acknowledge that Daniel R. Ansley will continue to have a membership interest in AJW and that such ownership is not within the prohibition of paragraph 9.1.

9.3 Breach of the obligation of paragraph 9.1 shall result in automatic termination of this Agreement and transfer back to INNOVET of all rights SSG may have in or relating to Product.

10.  DISCLAIMER

INNOVET shall not be liable either directly or as an indemnitor of SSG because of any patent infringement claim arising in any way from SSG's possession or use of Patents or Technical Information.

11.  TERM, RIGHTS & OBLIGATIONS ON TERMINATION

11.1 This Agreement shall be effective as of the date first above written and shall extend thereafter until June 15, 2010.

11.2 Upon termination of this Agreement as above provided, and subject to SSG's payment to INNOVET of all fees and royalties, SSG shall have a perpetual, paid-up, non-exclusive license, under Technical Information and Patents, as shall have been licensed hereunder to SSG.

11.3 Upon default of any provision herein by either party, including payment of applicable royalties or rendering of reports, the injured party may give to the defaulting party written notice of intent to terminate this Agreement, specifying the alleged default, and if, within thirty (30) days after the giving of such notice, (a) the default is not cured, the injured party may terminate this Agreement forthwith by written notice to such effect to the defaulting party.

11.4 Termination pursuant to paragraphs 11.1, and 11.3 shall not relieve SSG of the obligation (a) to hold in confidence Confidential Information, (b) to make a final report, (c) to make payments as may be due to INNOVET on the effective date of any such termination, (d) to maintain records, and (e) to allow INNOVET the right of final audit.

12.  NOTICES AND REPORTS

Any written notice or report which a party hereto is required or permitted to give to the other party may be made (and shall be deemed to have been duly served) by personal delivery or by facsimile or postal service (registered air mail, return receipt requested) at the facsimile number or the address set forth below or at such other address as shall have been previously designated by written notice to the other party.

FOR INNOVET:
Scott Cielewich
InnoVet, Inc.
1401 Dolive Drive
Orlando, FL 32803
Telephone: 407 869-9343
Fax:	      407 898-5469
Email:     cielewichs@earthlink.net

FOR SSG:
E. Wynn Jones, President
SSG Incorporated
P O Box 1935
Starkville, MS 39759
Telephone: 662 323-4508
Fax:	      662 324-1552
Email:     ewjones@futuresouth.com

The date of receipt for personal delivery, five (5) days from the date of mailing for postal service, or the date of notice of transmission for facsimile shall be deemed the date of any such notice or report.

13. RESOLUTION OF DISPUTES

13.1. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach thereof, which the parties are unable to resolve within thirty (30) days after written notice by one party to another of the existence of such controversy or dispute, shall be resolved by litigation.
 The venue for the litigation shall be Palm Beach County, Florida, if the litigation is initiated by SSG as plaintiff, and shall be Oktibbeha County, Mississippi if the litigation is initiated by INNOVET as plaintiff. The court shall apply the law of the situs of the litigation, without giving effect to conflicts of law provisions, to all questions concerning the construction, validity and interpretation of this Agreement.

13.2. If the dispute between the parties relates to payment of royalties and fees by the SSG, SSG shall place the money in dispute in escrow with an escrow agent in accordance with the terms of an escrow agreement. The escrow agent and escrow agreement shall be mutually acceptable to the parties.

13.3. The prevailing party in any litigation shall be entitled to reasonable attorneys fees and costs.

14. MISCELLANEOUS RIGHTS AND OBLIGATIONS

14.1 Entire Agreement. This Agreement represents the full and complete understanding between the parties, and there are no understandings, representations or warranties of any kind between the parties except as expressly set forth in this Agreement.

14.2 Amendments. This Agreement shall not be amended except by an instrument in writing signed by the parties and stating the parties' intent by such instrument to amend this Agreement.

14.3 Non-Waiver. The failure by either party to exercise, or delay in exercising, or any partial exercise by such party of any rights, power or privilege available to such party hereunder shall not operate as a waiver thereof, or preclude any other or further exercise thereof, or the exercise by such party of any other right, power or privilege.

14.4 Force Majeure. The failure in performance of any obligation assumed hereunder by either party shall not be deemed a breach of this Agreement if such failure arises from any cause beyond the control of such party.

14.5 Severability. If any provision of this Agreement, or the application thereof to either party hereto, is held illegal, unenforceable or otherwise invalid by government promulgations or court decree, such holding shall not affect the other provisions or applications of this Agreement which can be given effect without the invalid provision; provided that the parties shall promptly negotiate in good faith as to adjustments in this Agreement as may be necessary to make it fair and equitable to both parties.

14.6 Succession and Assignment. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the respective parties hereto; provided, however, that this Agreement shall not be assigned by SSG without the prior written consent of INNOVET and any attempted assignment by SSG without such consent shall be void and shall automatically terminate all rights of SSG under this Agreement.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representative have caused this Agreement to be executed on the dates set forth below.

INNOVET, INC.			                   	SSG INCORPORATED

By: /S/  Scott Cielewich            By:  /S/  E. Wynn Jones
------------------------            -----------------------
Scott Cielewich, Executive          E. Wynn Jones, President
   Vice President

Date: 5/9/2000			                   Date:	5/15/2000